Filed  Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-65526


                           Prospectus Supplement No. 4
                       To Prospectus Dated August 31, 2001

                                  $175,000,000

                         _______________________________
                               EMCORE Corporation
                   5% Convertible Subordinated Notes Due 2006
           and the Common Stock Issuable Upon Conversion of the Notes

          This prospectus supplement relates to the resale by the selling securityholders of 5% convertible subordinated notes due 2006 of EMCORE Corporation and the shares of common stock, no par value, of EMCORE Corporation issuable upon the conversion of the notes.

          This prospectus supplement should be read in conjunction with the prospectus dated August 31, 2001, and the prospectus supplements dated September 18, 2001, October 10, 2001 and October 30, 2001, which are to be delivered with the prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

          The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                       Principal Amount of
                                        Maturity of Notes     Percentage of     Number of Shares     Percentage of
                                       Beneficially Owned        Notes           of Common Stock      Common Stock
Name                                    that May be Sold       Outstanding     That May Be Sold(1)   Outstanding(2)
________________________________       ___________________    _____________    ___________________   ______________

Pioneer High Yield Fund                  $31,630,000(3)          18.1%                648,648            1.8%
60 State Street
Boston, MA  02109

Pioneer Strategic Income                 $    60,000(4)               *                 1,230              *
 VCT Portfolio
60 State Street
Boston, MA  02109

Pioneer Strategic Income Fund            $   175,000(5)               *                 3,588              *
60 State Street
Boston, MA  02109

Pioneer High Yield                       $   400,000(6)               *                 8,202              *
 VCT Portfolio
60 State Street
Boston, MA  02109

Lehman Brothers Inc.(7)                  $  1,000,000                 *                20,507              *
101 Hudson Street
Jersey City, NJ  07302


________________________________

          (1) Assumes conversion of all the holder's notes at a conversion price of $48.7629 per share of common stock. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of Notes-Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

          (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 35,408,474 shares of common stock outstanding as of August 24, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

          (3) Does not include $40,420,000 of notes owned by holder that will not be resold hereunder, nor $1,000,000 of notes reported in the prospectus.

          (4) Does not include $80,000 of notes owned by holder that will not be resold hereunder.

          (5) Does not include $125,000 of notes owned by holder that will not be resold hereunder.

          (6) Does not include $1,500,000 of notes owned by holder that will not be resold hereunder.

          (7) The amounts presented herein are in addition to those reported by the selling securityholders in the accompanying prospectus dated August 31, 2001 and the accompanying prospectus supplements dated September 18, 2001, October 10, 2001 and October 30, 2001.

                               -------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

          The date of this Prospectus Supplement is November 30, 2001.


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